EXHIBIT 10

                     [ON LETTERHEAD OF FAEGRE & BENSON LLP]

                                  March 4, 1998

   BY TELECOPY

   Phillip M. Goldberg
   Foley & Lardner
   One IBM Plaza
   Suite 3300
   330 North Wabash Avenue
   Chicago, Illinois 60611-3608

        Re:  HMN Financial Corporation

   Dear Mr. Goldberg:

        This letter is to advise you that the record date has now been set for April 1, 1998 and brokers notices have been sent out. As I advised you in my voice mail message this morning, we made this determination prior to receiving your response to our discussions yesterday.

        In view of the changed record date, please advise us as to whether LaSalle still desires the information requested as of March 2.

                                      Very truly yours,

                                      /s/ David M. Vander Haar

                                      David M. Vander Haar

   DV:vanma

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